VALHI REPORTS THIRD QUARTER RESULTS

     DALLAS, TEXAS . . October 27, 1997 . . Valhi, Inc. (NYSE: VHI) reported income from continuing operations of $8.4 million, or $.07 per share, for the third quarter of 1997 compared to a loss of $7.8 million, or $.07 per share, in the third quarter of 1996. For the first nine months of 1997, Valhi reported a loss from continuing operations of $12.1 million, or $.10 per share, compared to income of $6.3 million, or $.05 per share, in the first nine months of 1996. The 1997 year-to-date loss includes a first quarter noncash pre-tax charge of $30 million ($19.5 million, or $.17 per share, net-of-tax), included in general corporate expenses, which relates to the adoption of a new accounting standard regarding accounting for environmental remediation liabilities at NL Industries, Inc.

     Chemicals operating income at 56%-owned NL Industries in the third quarter of 1997 was $18 million higher than the third quarter of 1996 due in part to higher average selling prices and sales volumes for titanium dioxide pigments ("TiO2"). Average TiO2 selling prices for the third quarter of 1997 were 1% higher than the third quarter of 1996 and 3% higher than the second quarter of 1997. Selling prices at the end of the third quarter of 1997 were 2% higher than the average for the quarter. NL achieved record third quarter TiO2 sales volumes reflecting continued strong demand, particularly in Europe, as third quarter and first nine month sales volumes increased 7% and 12%, respectively, from the year-earlier periods. NL expects further increases in its TiO2 selling prices during the fourth quarter of 1997. Chemicals operating income in the third quarter of 1997 also includes income of $9.7 million resulting from refunds of prior-year German franchise taxes. The Company's component products business reported higher sales and operating income due primarily to higher sales volumes in all three of its major product lines (ergonomic workstations, drawer slides and locks). The Company's equity in Waste Control Specialists' losses was higher in 1997 due principally to start-up expenses associated with its new facility for the treatment, storage and disposal of hazardous and toxic wastes, as well as larger expenditures in conjunction with its on-going pursuit of permits for the treatment, storage and disposal of low-level and mixed radioactive wastes.

     Securities earnings increased in 1997 due primarily to cash distributions received from The Amalgamated Sugar Company LLC, which are reported as dividend income, as well as a higher level of funds available for investment, including interest earned on the debt financing Valhi provided to Snake River Sugar Company in 1997 and the investment of funds generated from the disposal of discontinued operations. Interest expense increased in 1997 due primarily to Valhi's loans from Snake River.

     Discontinued operations represent the results of the Company's former building products and fast food operations. The extraordinary loss relates to the premium paid and unamortized deferred financing costs in connection with the September 1997 early retirement of $66.2 million principal amount of Valcor's
9 5/8% Senior Notes.

     The statements in this release relating to matters that are not historical facts are forward-looking statements that involve risks and uncertainties, including, but not limited to, future supply and demand for the Company's products (including cyclicality thereof), competitive products, customer and competitor strategies, the impact of pricing and production decisions, environmental matters, the ultimate resolution of pending litigation and any possible future litigation and other risks and uncertainties detailed in the Company's SEC filings. Actual results could differ materially from those forecasted or expected.

    Valhi, Inc. is engaged in the chemicals, component products and waste management industries.

                                   * * * * *

                           VALHI, INC. AND SUBSIDIARIES

                               SUMMARY OF OPERATIONS

                                    (UNAUDITED)
                      (IN MILLIONS, EXCEPT EARNINGS PER SHARE)

                                      THREE MONTHS ENDED  NINE MONTHS ENDED
                                          SEPTEMBER 30,     SEPTEMBER 30,




                                        1996*    1997      1996*    1997

NET SALES
  Chemicals                           $248.5     $248.3  $752.1    $740.5
  Component products                    21.8       27.0    64.7      80.3


                                      $270.3     $275.3  $816.8    $820.8



OPERATING INCOME
  Chemicals                           $ 14.1     $32.1   $ 81.5    $69.5
  Component products                     5.4       6.9     14.8     20.1


    TOTAL OPERATING INCOME              19.5      39.0     96.3     89.6

Equity in Waste Control Specialists     (1.6)     (3.4)    (4.0)   (8.9)
Equity in Amalgamated                     .3       -        4.9      -
General corporate items, net:
  Securities earnings                    2.4      17.3      7.5    48.6
  Expenses, net                         (5.4)     (7.8)   (14.2)  (50.9)
Interest expense                       (24.5)    (30.2)   (73.6)  (91.5)

    Income (loss) before income taxes   (9.3)     14.9    16.9    (13.1)
Income taxes (benefit)                  (3.8)      6.5     3.7     (1.0)
Minority interest                        2.3       -       6.9      -


    Income (loss) from continuing       (7.8)      8.4     6.3    (12.1)
     operations
Discontinued operations                  2.9       (.9)  (8.1)     34.5
Extraordinary item                        -       (3.9)    -       (4.3)


    NET INCOME (LOSS)                 $ (4.9)    $ 3.6  $(1.8)    $18.1


INCOME (LOSS) PER COMMON SHARE
   Continuing operations              $ (.07)   $  .07  $ .05   $ (.10)
   Discontinued operations               .03      (.01)  (.06)     .30
   Extraordinary item                    -        (.03)   -       (.04)

    NET INCOME (LOSS)                  $ (.04)   $  .03  $ (.01)  $ .16


Weighted average common shares         114.6     115.1    114.6   115.0
outstanding




[FN]
*Reclassified.